EXHIBIT 99.1

LANCE REPORTS EARNINGS OF 22 CENTS PER SHARE IN SECOND QUARTER;
BOARD DECLARES REGULAR QUARTERLY DIVIDEND

     CHARLOTTE, NC, JULY 22, 2004 — Lance, Inc. (Nasdaq: LNCE) today reported second quarter net income of $6.7 million or $0.22 per share, on a diluted basis, on net sales and other operating revenue of $152.1 million for the 13 weeks ended June 26, 2004. In the same period last year, net income was $7.8 million or $0.27 per share, on a diluted basis, on net sales and other operating revenue of $143.6 million.

     Net sales and other operating revenue increased $8.4 million, or 6%, in the second quarter from the same quarter a year ago. Non-branded revenue increased $7.8 million, or 15%, reflecting strong growth in private label products and sales to other manufacturers. Branded product revenue increased $0.6 million compared to last year, as growth in sandwich crackers, nuts and salty snacks more than offset declines in meat snacks, cakes, restaurant style crackers and candy.

     During the second quarter, gross margin increased $0.8 million compared to the prior year quarter, as gains from increased volume ($3.7 million) and improved manufacturing efficiencies ($1.0 million) more than offset net unfavorable commodity and packaging costs ($2.1 million) and unfavorable mix ($1.6 million). Gross margin as a percent of revenue, however, declined 2.2 points due to increased commodity costs and a higher mix of non-branded product revenue.

     Selling, marketing and delivery expenses increased $2.2 million during the second quarter due to increased incentive compensation ($0.8 million), freight charges ($0.7 million) and advertising expenses ($0.7 million).

     General and administrative expenses increased $1.2 million from the prior year due to higher incentive compensation provisions. The increase reflects the improvement in the full-year financial outlook.

     “Revenue performance was encouraging during the quarter”, said Paul A. Stroup III, Chairman, President and Chief Executive Officer. “Non-branded sales growth remained strong and we were pleased with the stability of branded sales while continuing the route sales system realignments. Intense commodity cost pressures continued in the quarter, but we stayed with our plan of increasing marketing spending and strengthening our route sales system.”

     The Company’s full year 2004 earnings estimate is a range of $0.75 to $0.80 per share of common stock.

     The Board of Directors declared a regular quarterly cash dividend of $0.16 per share on the Company’s common stock. The dividend is payable on August 20, 2004, to stockholders of record at the close of business on August 10, 2004.

     Lance, Inc. has scheduled a conference call discussion with investors at 9:00 a.m. eastern daylight time on Friday, July 23, 2004 to discuss second quarter financial results. To participate in the call, the dial-in numbers are (800) 789-3681 for U.S. callers and (706) 634-1425 for international callers. The access code is “LANCE.” A continuous replay of the call will be available beginning at 12:00 noon on July 23rd and running through July 30th at midnight. The replay telephone number is (800) 642-1687. The international number is (706) 645-9291. The replay access code is 8320515. A web-based replay of the conference call will also be available in the investor relations section of Lance’s web site, www.lance.com through July 30, 2004.

     Lance, Inc. manufactures and markets snack foods throughout most of the United States and Canada.

     This news release contains statements which may be forward looking within the meaning of applicable securities laws. The statements may include projections regarding future earnings and results which are based upon the Company’s current expectations and assumptions, which are subject to a number of risks and uncertainties. Factors that could cause actual results to differ, including price competition, industry consolidation, raw material costs, food industry factors, effectiveness of sales and marketing activities and interest rate, foreign exchange rate and credit risks, are discussed in the Company’s most recent Form 10-Q filed with the Securities and Exchange Commission.

LANCE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except share and per-share amounts)
(unaudited)

	For the Quarter (13 Weeks) Ended

	June 26, 2004	June 28, 2003

Net sales and other operating revenue	$152,064	$143,647
Cost of sales	81,176	73,593

Gross margin	70,888	70,054

Selling, marketing and delivery	51,254	49,023
General and administrative	7,861	6,666
Provisions for employees’ retirement plans	1,113	1,031
Amortization of intangibles	—	192
Other (income)/expense, net	(52)	209

Earnings before interest and income taxes	10,712	12,933

Interest expense, net	596	849

Earnings before income taxes	10,116	12,084
Income taxes	3,442	4,280

Net income	$6,674	$7,804

Earnings per share:
Basic	$0.23	$0.27
Diluted	$0.22	$0.27
Weighted average shares outstanding:
Basic	29,432,000	29,134,000
Diluted	29,751,000	29,208,000

LANCE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except share and per-share amounts)
(unaudited)

	For the 26 Weeks Ended

	June 26, 2004	June 28, 2003

Net sales and other operating revenue	$296,160	$276,506
Cost of sales	160,298	144,633

Gross margin	135,862	131,873

Selling, marketing and delivery	101,272	99,459
General and administrative	15,261	14,437
Provisions for employees’ retirement plans	1,932	2,111
Amortization of intangibles	167	370
Loss on asset impairment	—	6,354
Other (income)/expense, net	(252)	379

Earnings before interest and income taxes	17,482	8,763

Interest expense, net	1,359	1,532

Earnings before income taxes	16,123	7,231
Income taxes	5,466	2,479

Net income	$10,657	$4,752

Earnings per share:
Basic	$0.36	$0.16
Diluted	$0.36	$0.16
Weighted average shares outstanding:
Basic	29,309,000	29,116,000
Diluted	29,636,000	29,254,000

LANCE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share amounts)
(unaudited)

	June 26, 2004	December 27, 2003

Assets:
Cash and cash equivalents	$21,817	$25,479
Accounts receivable	51,141	42,653
Inventories	26,771	24,269
Prepaid income taxes	667	1,907
Deferred income tax benefit	8,275	9,336
Prepaid expenses and other	4,508	3,727

	113,179	107,371
Property plant and equipment, net	159,686	160,677
Goodwill and other intangibles, net	51,694	52,814
Other	2,915	2,785

	$327,474	$323,647

Liabilities and Equity:
Current portion of long-term debt	$—	$5,570
Accounts payable	15,341	12,059
Other current liabilities	42,891	40,431

	58,232	58,060
Long-term debt	37,037	38,168
Other liabilities	42,653	44,819
Stockholders’ equity	189,552	182,600

	$327,474	$323,647

Common shares outstanding at end of period	29,540,526	29,156,957

LANCE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	For the 26 Weeks Ended

	June 26, 2004	June 28, 2003

Operating Activities:
Net income	$10,657	$4,752

Depreciation and amortization	15,074	14,838
Loss on asset impairment	—	6,354
Gain on sale of property, net	(326)	(167)
Deferred income taxes	(831)	(5,369)
Imputed interest on deferred notes	97	162
Changes in operating assets and liabilities	(4,492)	2,077

Net cash flows provided by operating activities	20,179	22,647

Investing Activities:
Purchases of property and equipment	(14,426)	(10,716)
Proceeds from sale of property and equipment	620	439

Net cash used in investing activities	(13,806)	(10,277)

Financing Activities:
Dividends paid	(9,393)	(9,316)
Issuance of common stock, net	4,926	—
Repayments of debt	(5,648)	(55)
Net cash used in financing activities	(10,115)	(9,371)

Effect of exchange rate changes on cash	80	595

Increase (decrease) in cash and cash equivalents	(3,662)	3,594
Cash and cash equivalents at beginning of period	25,479	3,023

Cash and cash equivalents at end of period	$21,817	$6,617